October 23, 2006

United States Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Attention:	Daniel F. Duchovny, Esq.

Re:	Kinder Morgan, Inc.
Schedule 14A
File No. 001-06446

Schedule 13E-3
File No. 005-11513

Ladies and Gentlemen:

The undersigned, Kinder Morgan, Inc. (the “Corporation”), acknowledges, with respect to the above-referenced filings, that:

•                                          The Corporation is responsible for the adequacy and accuracy of the disclosures in the filings;

•                                          Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•                                          The Corporation may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

KINDER MORGAN, INC.

By:	/s/ Joseph Listengart
Name:	Joseph Listengart
Title:	Vice President, General Counsel
and Secretary

October 23, 2006

United States Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Attention:	Daniel F. Duchovny, Esq.

Re:	Kinder Morgan, Inc.
Schedule 14A
File No. 001-06446

Schedule 13E-3
File No. 005-11513

Ladies and Gentlemen:

The undersigned, Portcullis Partners, LP and Portcullis G.P., LLC (collectively “Portcullis”), acknowledges, with respect to the above-referenced filings, that:

•                                          Portcullis is responsible for the adequacy and accuracy of the disclosures in the filings;

•                                          Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•                                          Portcullis may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

PORTCULLIS PARTNERS, LP,
By:	PORTCULLIS G.P., LLC,
Its General Partner

United States Securities and Exchange Commission

October 23, 2006

By:	/s/ William V. Morgan
Name:	William V. Morgan
Title:	Manager, Portcullis G.P., LLC

PORTCULLIS G.P., LLC

By:	/s/ William V. Morgan
Name:	William V. Morgan
Title:	Manager

October 23, 2006

United States Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Attention:	Daniel F. Duchovny, Esq.

Re:	Kinder Morgan, Inc.
Schedule 14A
File No. 001-06446

Schedule 13E-3
File No. 005-11513

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•                                          The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•                                          Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•                                          The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

/s/ Richard D. Kinder
Richard D. Kinder

October 23, 2006

United States Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Attention:	Daniel F. Duchovny, Esq.

Re:	Kinder Morgan, Inc.
Schedule 14A
File No. 001-06446

Schedule 13E-3
File No. 005-11513

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•                                          The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•                                          Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•                                          The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

/s/ William V. Morgan
William V. Morgan

October 23, 2006

United States Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Attention:	Daniel F. Duchovny, Esq.

Re:	Kinder Morgan, Inc.
Schedule 14A
File No. 001-06446

Schedule 13E-3
File No. 005-11513

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•                                          The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•                                          Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•                                          The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

/s/ Michael C. Morgan
Michael C. Morgan

October 23, 2006

United States Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Attention:	Daniel F. Duchovny, Esq.

Re:	Kinder Morgan, Inc.
Schedule 14A
File No. 001-06446

Schedule 13E-3
File No. 005-11513

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•                                          The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•                                          Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•                                          The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

/s/ Fayez Sarofim
Fayez Sarofim

October 23, 2006

United States Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Attention:	Daniel F. Duchovny, Esq.

Re:	Kinder Morgan, Inc.
Schedule 14A
File No. 001-06446

Schedule 13E-3
File No. 005-11513

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•                                          The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•                                          Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•                                          The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

/s/ C. Park Shaper
C. Park Shaper

October 23, 2006

United States Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Attention:	Daniel F. Duchovny, Esq.

Re:	Kinder Morgan, Inc.
Schedule 14A
File No. 001-06446

Schedule 13E-3
File No. 005-11513

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•                                          The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•                                          Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•                                          The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

/s/ Steven J. Kean
Steven J. Kean

October 23, 2006

United States Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Attention:	Daniel F. Duchovny, Esq.

Re:	Kinder Morgan, Inc.
Schedule 14A
File No. 001-06446

Schedule 13E-3
File No. 005-11513

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•                                          The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•                                          Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•                                          The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

/s/ David D. Kinder
David D. Kinder

October 23, 2006

United States Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Attention:	Daniel F. Duchovny, Esq.

Re:	Kinder Morgan, Inc.
Schedule 14A
File No. 001-06446

Schedule 13E-3
File No. 005-11513

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•                                          The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•                                          Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•                                          The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

/s/ Joseph Listengart
Joseph Listengart

October 23, 2006

United States Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Attention:	Daniel F. Duchovny, Esq.

Re:	Kinder Morgan, Inc.
Schedule 14A
File No. 001-06446

Schedule 13E-3
File No. 005-11513

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•                                          The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•                                          Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•                                          The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

/s/ Kimberly Allen Dang
Kimberly Allen Dang

October 23, 2006

United States Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Attention:	Daniel F. Duchovny, Esq.

Re:	Kinder Morgan, Inc.
Schedule 14A
File No. 001-06446

Schedule 13E-3
File No. 005-11513

Ladies and Gentlemen:

The undersigned acknowledges, with respect to the above-referenced filings, that:

•                                          The undersigned is responsible for the adequacy and accuracy of the disclosures in the filings;

•                                          Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•                                          The undersigned may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

/s/ James E. Street
James E. Street

October 23, 2006

United States Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Attention:	Daniel F. Duchovny, Esq.

Re:	Kinder Morgan, Inc.
Schedule 14A
File No. 001-06446

Schedule 13E-3
File No. 005-11513

Ladies and Gentlemen:

The undersigned, Knight Acquisition Co. (“Acquisition Co.”), acknowledges, with respect to the above-referenced filings, that:

•                                          Acquisition Co. is responsible for the adequacy and accuracy of the disclosures in the filings;

•                                          Staff comments or changes to disclosure in response to staff comments do not foreclose the Securities and Exchange Commission (the “Commission”) from taking any action with respect to the filings; and

•                                          Acquisition Co. may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

Knight Acquisition Co.

By:	/s/ Kenneth Pontarelli
Name:	Kenneth Pontarelli
Title:	Treasurer and Secretary

October 23, 2006

United States Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549

Attention:	Daniel F. Duchovny, Esq.

Re:	Kinder Morgan, Inc.
Schedule 14A
File No. 001-06446

Schedule 13E-3
File No. 005-11513

Ladies and Gentlemen:

The undersigned, Knight Holdco LLC (“Purchaser”), acknowledges, with respect to the above-referenced filings, that:

•                                          Purchaser is responsible for the adequacy and accuracy of the disclosures in the filings;

•                                          Staff comments or changes to disclosure in response to staff comments do not foreclose the Securities and Exchange Commission (the “Commission”) from taking any action with respect to the filings; and

•                                          Purchaser may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities laws of the United States.

Very truly yours,

Knight Holdco LLC

By:	/s/ Kenneth Pontarelli
Name:	Kenneth Pontarelli
Title:	Authorized Person